Form 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of
                1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940




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1. Name and Address of Reporting Person*

Chernow        David            S.

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(Last)        (First)          (Middle)

4324 East Orchard Lane
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                 (Street)

Littleton         CO               80121
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(City)           (State)           (Zip)

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2. Date of Event Requiring Statement
   (Month/Day/Year)

   01/01/02

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3. IRS Identification Number of Reporting Person, if an entity



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4. Issuer Name and Ticker or Trading Symbol

   Select Medical Corporation - NASDAQ (SLMC)

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

  X Director                  10% Owner
    Officer (give)            Other (specify
    title below)                     below)


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6. If Amendment,  Date of Original
   (Month/Day/Year)


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7.  Individual or Joint/Group Filing
    (Check Applicable List)

    X   Form filed by One Reporting Person

        Form filed by More than One Reporting Person


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Table I - Non-Derivative Securities, Beneficially Owned
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1. Title of   2. Amount of Securities  3. Ownership Form: 4. Nature of
   Security      Beneficially Owned       Direct (D) or      Indirect Beneficial
   (Instr. 4)    (Instr. 4)               Indirect (I)       Ownership (Instr.5)
                                          (Instr. 5)
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Common Stock,
par value
$.01 per share   12,520                    (D)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current
valid OMB control number.                                               (over)

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

FORM 3 (Continued)


                  Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


 1. Title of Derivative          2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership    6.  Nature
    Security (Instr. 4)             and Expiration        Underlying Derivative        or Exercise     Form of          of Indirect
                                    Date                  Securities (Instrs. 4)       Price of        Derivative       Beneficial
                                    (Month/Day/Year)                                   Derivative      Security:        Ownership
                                    Date      Expir-      Title       Amount or        Security        Direct (D)       (Instr. 5)
                                    Exer-     ation                   Number of                        or Indirect (I)
                                    cisable   Date                    Shares

 Non-qualified Stock Options
 (right to buy)                     (1)     12/09/11    Common Stock     14,400        $15.05           (D)




Explanation of Responses:

(1) The original option grant of 14,400 options vest over 5 years in equal parts of 1/5th of the total per year, beginning on 1/1/03.

 /s/ David S. Chernow                                     01/03/02
 ----------------------------------------    ----------------------------------
  ** Signature of Reporting Person                         Date
      Name:  David S. Chernow
      Title: Director

** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


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